FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT ("Amendment") dated as of February 29, 2008, by and between Superior Materials, LLC and BWB, LLC, each a Michigan limited liability company ("Companies") and Comerica Bank ("Bank").

RECITALS:

A. Companies and Bank entered into a Credit Agreement dated as of April 6, 2007 ("Agreement").

B. Companies and Bank desire to amend the Agreement as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

1. The following definition in Section 1 of the Agreement is amended to read as follows:

> "Borrowing Base" shall mean as of any date of determination, the sum of (a) eighty five percent (85%) of Eligible Accounts, plus (b) the lesser of (i) fifty percent (50%) (subject to Bank approval in its sole and absolute discretion, but in no case less than forty percent (40%)) of Eligible Inventory and (ii) $5,000,000, plus (c) during the period beginning January 1 and ending May 31 of each year, One Million Five Hundred Thousand Dollars ($1,500,000); provided however, that the Borrowing Base shall be determined on the basis of the most current borrowing base certificate required to be submitted hereunder, provided, further, that the amount determined as the Borrowing Base shall be subject to any reserves for contras/offsets, potential offsets due to customer deposits, and such other reserves as reasonably established by Bank in the exercise of its reasonable credit judgment from time to time, including, without limitation any reserves or other adjustments established by Bank, in each case in the exercise of its reasonable credit judgment on the basis of any collateral audits conducted hereunder. In the event that Bank, at any time in the exercise of its reasonable credit judgment, determines that the dollar amount of Eligible Accounts collectable by a Company is reduced or diluted as a result of discounts or rebates granted by the applicable Company to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Bank deems applicable in the exercise of its reasonable credit judgment, Bank may, in the exercise of its reasonable credit judgment, upon five (5) business days' prior written notice to Companies, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Eligible Accounts by an amount determined by Bank in its reasonable credit judgment.

2. The following definition is added to Section 1 of the Agreement in alphabetical order:

"Quarterly EBITDA" shall mean, as of any date of determination, the sum of the net income of Companies and their consolidated Subsidiaries, for the fiscal quarter ending on such date of determination, plus, to the extent deducted in computating such net income, (i) income taxes for that period, (ii) interest expense for that period and (iii) depreciation, depletion and amortization expense for that period, in each case determined in accordance with GAAP, and (d) other non-cash charges and extraordinary items and minus, to the extent included in the determination of net income, non-cash gains and other extraordinary items.

3. Sections 2.1 and 2.6 are amended to change each reference to "Twenty Five Million Dollars ($25,000,000)" to read "Twenty Million Dollars ($20,000,000)".

4. Section 4.8 (b) of the Agreement is amended to read in its entirety as follows:

"(b) From November 1, 2007 until the required date of delivery (or, if earlier, delivery) under Section 7.1(b) of the Companies' financial statements for the fiscal quarter ending December 31, 2007, the margins shall be those set forth under the Level 3 column of the Pricing Matrix attached to this Agreement as Schedule 1.1. Thereafter, all margins shall be based upon the Companies' financial statements and covenant compliance reports, subject to recalculation as provided in subsection 4.8(a) above."

5. Sections 7.11 and 7.13 of the Agreement are amended to read in their entireties as follows:

"7.11 Commencing March 31, 2009, maintain as of the end of each fiscal quarter of Companies, a Funded Debt to EBITDA Ratio of not more than 3.0 to 1.0."

"7.13 Maintain as of the end of each fiscal quarter specified below, Quarterly EBITDA of not less than the amount specified below:

Fiscal Quarter ending	**Amount**
March 31, 2008	($3,800,000)
June 30, 2008	△$1,000,000△
September 30, 2008	△$2,400,000
December 31, 2008	($320,000)"

6. Schedule 1.1 to the Agreement is deleted and attached Schedule 1.1 is substituted in its place.

7. Each Company hereby represents and warrants that, after giving effect to the amendments contained herein, (a) execution, delivery and performance of this Amendment and any other documents and instruments required under this Amendment or the Agreement are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of such Company's Articles of Organization or Operating Agreement, and do not require the consent or approval of any governmental body, agency, or authority; and this Amendment

and any other documents and instruments required under this Amendment or the Agreement, will be valid and binding in accordance with their terms; (b) the continuing representations and warranties of Companies set forth in Sections 6.1 through 6.5 and 6.7 through 6.14 of the Agreement are true and correct on and as of the date hereof with the same force and effect as made on and as of the date hereof; (c) the continuing representations and warranties of Companies set forth in Section 6.6 of the Agreement are true and correct as of the date hereof with respect to the most recent financial statements furnished to the Bank by Companies in accordance with Section 7.1 of the Agreement; and (d) no Event of Default (as defined in the Agreement) or condition or event which, with the giving of notice or the running of time, or both, would constitute an Event of Default under the Agreement, as hereby amended, has occurred and is continuing as of the date hereof.

8. Except as expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and in full force and effect.

9. Companies hereby waive, discharge, and forever release Bank, Bank's employees, officers, directors, attorneys, stockholders and successors and assigns, from and of any and all claims, causes of action, allegations or assertions that Companies has or may have had at any time up through and including the date of this Amendment, against any or all of the foregoing, regardless of whether any such claims, causes of action, allegations or assertions arose as a result of Bank's actions or omissions in connection with the Agreement, or any amendments, extensions or modifications thereto, or Bank's administration of debt evidenced by the Agreement or otherwise.

10. The Companies and the undersigned guarantor are parties to certain documents, instruments and/or agreements (collectively, the "Documents") with or between them and Comerica Bank, a Michigan banking corporation (the "Merged Bank"). The Merged Bank has been merged with and into Comerica Bank, a Texas banking association (the "Surviving Bank"). The Companies and the undersigned guarantor hereby acknowledge and agree that any reference in the Documents to Comerica Bank, a Michigan banking corporation, shall mean Comerica Bank, a Texas banking association, as successor by merger to the Merged Bank.

11. This Amendment shall be effective upon (a) execution of this Agreement by Companies and the Bank, (b) delivery by Companies to Bank of an executed Revolving Credit Note in form acceptable to Bank and (c) execution by the Guarantor of the attached Reaffirmation of Guaranty.

IN WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK

By: ______________________________

Rodney Clark

Its: Vice President

SUPERIOR MATERIALS, LLC

By: [signature]

Marc G Robertson

Its: V-P & GENERAL MANAGER

CFO

BWB, LLC

By: [signature]

Marc G Robertson

Its: V-P & GENERAL MANAGER

CFO

REAFFIRMATION OF GUARANTY

The undersigned acknowledges the foregoing First Amendment, including the merger acknowledgment and ratifies and confirms its obligations under its Guaranty of Companies' obligations to the Bank and acknowledges that the Guaranty remain in full force and effect in accordance with its terms subject to no setoff, defense or counterclaim.

△

February ____, 2008

SUPERIOR MATERIALS HOLDINGS, LLC

By: ____________________

Its: VP & GENERAL MANAGER

SCHEDULE 1.1

Level	Funded Debt to EBITDA Ratio	Eurodollar Margin	Prime Margin	Facility Fee	Letter of Credit Commission
1	≤ 1.50 to 1.0	125 b.p.	-100 b.p.	25 b.p.	125 b.p.
2	> 1.50 to 1.0 and ≤ 2.50 to 1.0	175 b.p.	-50 b.p.	25 b.p.	175 b.p.
3	> 2.50 to 1.0	250 b.p.	25 b.p.	25 b.p.	250 b.p.